Exhibit 99.1

Washington Prime Group Reports Fourth Quarter and Fiscal Year 2017 Results

COLUMBUS, OH - February 21, 2018 - Washington Prime Group Inc. (NYSE: WPG) today reported financial and operating results for the fourth quarter and fiscal year ended December 31, 2017 that reflect continued progress of the execution of the Company’s financial, operating and strategic objectives. A description of each non-GAAP financial measure and the related reconciliation to the comparable GAAP financial measure are included in this release.

	Three Months Ended December 31,		Twelve Months Ended December 31,
(per share amounts)	2017	2016	2017	2016
Net income per share - basic and diluted	$0.27	$0.14	$0.98	$0.29
FFO per diluted share	$0.75	$0.49	$2.04	$1.80
FFO per diluted share, as adjusted (AFFO)¹	$0.44	$0.48	$1.63	$1.78

(1)
A reconciliation of funds from operations (FFO) to FFO, as adjusted (AFFO), for the periods presented is included in the reconciliation of net income attributable to common shareholders to FFO, which is included in this release.

Business Highlights

•
Open Air and Tier One properties, which accounted for 81.2% of 2017 total net operating income (NOI), exhibited combined comparable NOI growth of 0.9% for the twelve months ended December 31, 2017 comprised of NOI growth for Tier One, Open Air and Tier Two properties of (0.6%), 4.5% and (9.5%), respectively.

•	Occupancy for the total portfolio was 93.1% at year-end 2017.

•
The Company signed an agreement to purchase Southgate Mall, a dominant hybrid format retail venue situated in Missoula, Montana. The asset features a Lucky’s Market and a nine-screen dine-in AMC Theater - both newly built.

•
Sales per square foot were $397 for Tier One properties and $287 for Tier Two properties for the twelve months ended December 31, 2017, while occupancy cost for Tier One and Tier Two properties was 12.2% and 14.0%, respectively, as of December 31, 2017.

•
Leasing volume for the total portfolio reached 4.0 million square feet in 2017, an increase in square footage of 2% and a 6% increase in the number of deals when compared to 2016 leasing activity. Lifestyle tenancy, which includes food, beverage, entertainment and fitness, accounted for 47% of total leasing volume in 2017.

•	The Company issued $750 million seven-year 5.95% senior unsecured notes and recast its $1.0 billion revolving credit and term loan facility maturing in December of 2022.

•
Redevelopment efforts include 36 projects currently underway ranging between $1 million and $60 million, with an average estimated project yield of 10%, which does not include the derivative impact of the benefit to adjacent space. 19 additional projects are currently in the review and approval phases.

Lou Conforti, CEO and Director stated: “2017 in its entirety as well as the fourth quarter can best be described as an exercise in discipline with respect to financial, operational and strategic actions. This has allowed Washington Prime Group to continue its objective of establishing our assets as dominant hybrid town centers, now totaling 75% of core Enclosed properties, which capture both enclosed and open air tenancy. It is imperative we remain unrelenting regarding diversifying tenancy, expanding sponsorship opportunities, activating common areas, introducing new concepts, and in general, providing a dynamic experience which best serves our specific demographic constituencies.”

The aforementioned can only be accomplished if we are able to negotiate from a position of strength. This warrants further explanation: Diversification e.g. reducing over-concentrated retailer categories is a priority and quite frankly this means we have to exercise judiciousness when an undifferentiated tenant asks for a rental concession. Without a business plan which clearly articulates a commitment to improved merchandising and allocates capital to physical stores at our assets, we are less inclined to accommodate such a request. Accommodating insipid retailers is actually a disservice to those tenants which are striving to continually evolve, our guests who deserve a robust and relevant selection of goods and services, and our shareholders who have entrusted us with their hard earned capital.”

Admittedly, redefining physical retail is no small task. Notwithstanding, our 4.0 million square feet leased in 2017, of which 1.9 million square feet was attributable to lifestyle tenancy, provides no better confirmation regarding the vitality of our assets. Our leasing, development, sponsorship and marketing teams continue to seek out tenants, sponsors and events which further our mandate and they should be commended. Maintaining optionality requires financial wherewithal e.g. a rock solid balance sheet. The transactions we have consummated over the course of the previous year, while dilutive, allow us to be deliberate and proactive as opposed to knee jerk reactive when it comes to all corporate decision making. Very simply, the $0.12 of annual dilution was attributable to our unsecured notes offering, the second joint venture with O’Connor Capital Partners and the disposition of six noncore assets. As the result was an overall reduction in indebtedness of approximately $400 million, it’s silly to question the prudency of such actions.”

While I would like nothing more than to have Washington Prime Group experience sequential robust growth, our steadfast focus is to provide shareholders with cash flow stability characterized by minimal variance as we optimize our assets. We are delivering on this promise in spite of the continued volatility and much needed purging within the retail industry. Our Tier One assets exhibited relatively steady operating metrics and our Open Air portfolio was amongst best in class when compared to its peer group. Combined comparable NOI growth and occupancy for Open Air and Tier One assets was 0.9% and 94.3%, respectively, as of December 31, 2017. We continue to reduce our Tier Two exposure and will not hesitate to dispose of assets when warranted or right size leverage when applicable, redeploying resultant capital into more viable assets or value enhancing redevelopment. As a reminder, Tier Two is estimated to account for only 10% of core portfolio NOI in 2018.”

Plain and simple, we are working our behinds off for all our stakeholders and refusing to tolerate the status quo. Our emphasis on redefining dominant secondary assets is resolute, and as always, we will continue to grind it out.”

Fourth Quarter Results

Net income attributable to common shareholders for the fourth quarter of 2017 was $50.2 million, or $0.27 per diluted share, compared to $25.4 million, or $0.14 per diluted share, a year ago. The increase in net income relates primarily to a gain on debt extinguishment of $69.4 million during the fourth quarter of 2017, which compares to $0.5 million in the fourth quarter of 2016. This was partially offset by a non-cash impairment charge of $37.5 million recorded during the three months ended December 31, 2017, as well as lower revenue during the fourth quarter of 2017, which was primarily attributable to the formation of the second joint venture with O’Connor Mall Partners, L.P, an affiliate of O’Connor Capital Partners (“O’Connor”), and the disposition of six properties during 2017. The non-cash impairment charge recorded during the fourth quarter related to Rushmore Mall, located in Rapid City, South Dakota, which has been adjusted to fair value. The Company is evaluating all options in advance of the February 1, 2019 maturity of the $94.0 million mortgage loan secured by the property.

Funds from Operations (FFO) for the fourth quarter of 2017 were $166.0 million, or $0.75 per diluted share. This compares to $107.4 million, or $0.49 per diluted share, during the same quarter a year ago. When excluding a gain on debt extinguishment of $69.4 million in the fourth quarter of 2017 and $0.5 million in the prior year quarter, adjusted FFO (AFFO) for the fourth quarter of 2017 was $96.6 million, or $0.44 per diluted share, which compares to $106.9 million, or $0.48 per diluted share for the fourth quarter of 2016.

Comparable NOI for the total portfolio decreased 0.9% during the fourth quarter of 2017, compared to the same period a year ago.

Fiscal Year 2017 Results

Net income attributable to common shareholders for fiscal year 2017 was $183.0 million, or $0.98 per diluted share, compared to $53.1 million, or $0.29 per diluted share, a year ago. The increase in net income relates primarily to a $124.8 million gain on disposition of assets recognized during 2017 and a $56 million increase in gains on debt extinguishment in 2017, partially offset by a $45 million increase in non-cash impairment charges in 2017 and lower net revenues in 2017 primarily due to the formation of the second joint venture with O’Connor, as well as the disposition of six properties during 2017. Additionally, fiscal year 2016 results include merger, restructuring and transaction costs of $29.6 million, and there were no such costs in 2017.

FFO for fiscal year 2017 were $452.1 million, or $2.04 per diluted share. This compares to $398.1 million, or $1.80 per diluted share, during fiscal 2016. Excluded from AFFO is a gain on debt extinguishment of $90.6 million and $34.6 million for the twelve months ended December 31, 2017 and 2016, respectively. Also excluded from AFFO are merger, restructuring and transaction costs of $29.6 million which occurred in 2016. There were no such costs in 2017. When excluding these items, AFFO for fiscal 2017 was $361.5 million, or $1.63 per diluted share, which compares to $393.1 million, or $1.78 per diluted share for fiscal year 2016.

Comparable NOI for the total portfolio decreased 1.2% in 2017, compared to 2016. Comparable NOI for the Company’s 38 Tier One enclosed retail properties decreased only 0.6% in 2017, compared to the prior year, demonstrating stable performance. Comparable NOI for the Company’s 51 Open Air centers increased 4.5% in 2017, compared to a year ago. Collectively, the Company’s Tier One enclosed retail properties and Open Air centers comprised 81.2% of total portfolio NOI as of December 31, 2017 with comparable NOI growth of 0.9% in 2017.

Operational Highlights

Ending occupancy for the total portfolio was 93.1% as of December 31, 2017, compared to 94.1% a year ago. Tier One enclosed properties ended the year at 92.8%, compared to 93.6% a year ago. Ending occupancy for the Open Air portfolio was 95.8% as of December 31, 2017, flat compared to a year ago.

Base rent per square foot for the total portfolio was $21.93 as of December 31, 2017, an increase of 0.2%, compared to $21.88 per square foot a year ago. Inline store sales at the Company’s Tier One enclosed properties were $397 per square foot for the twelve months ended December 31, 2017, substantially flat compared to a year ago.

Operating metrics by asset group can be found in the fourth quarter 2017 Supplemental Information report available on the Company’s website.

Financial Activity

Revolving Credit and Term Loan Facility

On January 22, 2018, the Company’s operating partnership, Washington Prime Group, L.P., amended and restated its existing revolving credit and term loan facility that was set to mature with extension options on May 30, 2019. The newly recast $1 billion facility includes a $650 million revolver and $350 million term loan. When considering extension options, the facility will mature on December 30, 2022. The current pricing on the facility remains substantially consistent at LIBOR plus 1.25% on the revolver and LIBOR plus 1.45% on the term loan.

Borrowings of approximately $155 million from the recast facility were used to refinance the outstanding balance on the existing revolving credit facility. The $350 million term loan was fully funded at closing. The Company applied those proceeds to fully satisfy the existing June 2015 term loan with an outstanding balance of $270 million, with the remainder used to reduce the outstanding balance on the revolving credit facility.

Acquisition

On December 22, 2017, the Company executed a purchase agreement to acquire Southgate Mall, located in Missoula, Montana, for $58.0 million. Due diligence was completed on February 21, 2018 and the transaction is expected to close during the second quarter of 2018. The Company plans to fund the transaction with a combination of proceeds from the previously announced outparcel transaction with Four Corners Property Trust, Inc., the Revolver and potentially the issuance of operating partnership units in Washington Prime Group, L.P.

The pricing of this accretive transaction reflects an approximate 10% plus capitalization rate on the Company’s underwritten net operating income, with solid long term growth potential.

Southgate Mall is the dominant town center in Missoula and the largest retail center in western Montana, comprising a significant catchment area that extends 130 miles. The hybrid asset, with both enclosed and open air tenants, comprises approximately 632,000 square feet of gross leasable area. Southgate Mall is anchored by a dynamic mix of retail, entertainment and dining options, including a new AMC nine-screen theater complex; Lucky’s Market, a specialty grocer focused on natural, organic and locally-grown products, which is replacing a former Sears department store; national home furnishing retailers Bed Bath & Beyond and Cost Plus World Market; a regional sporting goods retailer; popular local restaurants; and national department stores and specialty retailers. In addition, Southgate Mall hosts numerous community events and activities throughout the year.

Dispositions

On January 12, 2018, the Company completed the sale of the first tranche of restaurant outparcels to an affiliate of Four Corners Property Trust, Inc. The sale consisted of 10 outparcels for an allocated purchase price of approximately $13.7 million. The net proceeds of approximately $13.5 million may primarily be used towards the purchase of Southgate Mall. The Company expects to close on the second tranche in the second half of 2018, subject to due diligence and closing conditions.

On November 3, 2017, the Company sold Colonial Park Mall, located in Harrisburg, Pennsylvania, to an unaffiliated private real estate investor for a purchase price of $15.0 million.

Mortgage Loans

On January 19, 2018, the Company repaid the $86.5 million mortgage loan secured by The Outlet Collection® Seattle, located in Auburn, Washington. This repayment was funded by borrowings on the Revolver.

On December 29, 2017, the Company repaid the $11.7 million mortgage loan secured by Henderson Square, located in King of Prussia, Pennsylvania. This repayment was funded by cash on hand.

On October 17, 2017, the Company completed a $55 million discounted payoff of the $99.6 million mortgage which encumbered Southern Hills Mall, located in Sioux City, Iowa. The Company recognized a $41.6 million gain on debt extinguishment related to the transition. The Company has added this Tier 1 asset, a dominant enclosed retail venue in a secondary market, to the unencumbered pool of properties.

On October 3, 2017, the $40.0 million mortgage loan secured by Valle Vista Mall, located in Harlingen, Texas, was extinguished upon the property transition to the lender on October 3, 2017. The Company recognized a $27.8 million gain on debt extinguishment related to the transition.

On October 2, 2017, the Company repaid the $99.6 million mortgage loan on WestShore Plaza, located in Tampa, Florida, adding the Tier 1 enclosed property to the unencumbered pool of assets.

The above mortgage activity further enhanced the Company’s high quality unencumbered pool of assets, which comprised nearly 60% of total portfolio NOI as of December 31, 2017, when including The Outlet Collection Seattle.

Redevelopment Highlights

The Company continues to make progress on its major redevelopment projects. Anchor repositioning remains among the Company’s most attractive use of capital given the returns and benefit to a center’s longer term competitive positioning. Recent highlights include:

•
Grand Central Mall, located in Vienna, West Virginia - An example of the Company’s successful anchor repositioning efforts, a 20,000-square-foot H&M will replace a former Elder Beerman department store at Grand Central Mall. This will be H&M’s first location in West Virginia, and the store is set to open in the fall of 2018.

•
Great Lakes Mall, located in Mentor, Ohio - Construction is well underway on the renovation of a former Dillard’s department store. The anchor repositioning project includes the addition of a 50,000-square-foot Round 1, a state-of-the-art entertainment center expected to open during the second quarter of 2018, as well as additional dining options, including Outback Steakhouse, and new retailers.

•
Markland Mall, located in Kokomo, Indiana - The Company announced new anchors at Markland Mall including ALDI, Party City, PetSmart and Ross Dress for Less. The anchor repositioning project is representative of the Company’s successful efforts to renovate traditional enclosed retail centers into a hybrid format which incorporates both enclosed and open air formats.

•
Northwoods Mall, located in Peoria, Illinois - Yet another example of the Company’s successful anchor repositioning efforts, a 50,000-square-foot Round 1, opened during the fourth quarter at Northwoods Mall, replacing a former Macy’s department store. A new 62,000-square-foot Room Place, a regional home furnishings retailer, as well as additional retail, dining and entertainment uses are also part of the 2018 project.

•
Westminster Mall, located in Westminster, California - John’s Incredible Pizza, a 41,000-square-foot indoor family dining and entertainment center, is expected to open in March 2018. This exciting addition follows recent openings of Luxe Buffet and Sky Zone, further enhancing the center’s entertainment and dining options.

•
In addition, the Company continues to bring innovative food and beverage concepts to center court such as the addition of local craft brewers. Recent openings include Redemption Aleworks, an Indianapolis-based brewery which opened during the fourth quarter of 2017, a beer bar and restaurant at Muncie Mall, located in Muncie, Indiana; and Admiral’s, a White Bear Lake-based local craft beer bar and restaurant which opened a unit during the first quarter of 2018 at Maplewood Mall, located in Maplewood, Minnesota. Several additional local craft brewers are expected to open locations at centers throughout the Company’s portfolio later this year, adding dynamism to previously underutilized common area space.

2018 Guidance

The Company is introducing guidance for fiscal 2018 net income attributable to common shareholders in the range of $0.26 to $0.36 per diluted share and expects FFO in a range of $1.48 to $1.56 per diluted share.

The 2018 guidance indicates a decrease in FFO over the prior year which primarily relates to the full year impact of $0.07 associated with the $750 million August 2017 unsecured notes offering as well as the full year dilution of $0.05 from the O’Connor joint venture and the disposition of six noncore assets during fiscal year 2017. Together, these strategic transactions allowed the Company to reduce overall debt levels by approximately $400 million and to significantly enhance the Company’s weighted average debt maturity profile.

Key guidance assumptions for 2018 include the following:

•
Comparable NOI growth of (1.0%) to 0.0% for the Company’s core properties, which excludes three noncore enclosed properties (2018 tier classifications for Enclosed properties, as well as the three noncore properties, can be found in the fourth quarter 2017 Supplemental Information report available on the Company’s website)

•	Corporate overhead and general and administrative expense of $56-$60 million

•	Redevelopment spending, including the pro-rata share of joint venture properties, of $100-$125 million

•	Recurring Cap-Ex spending and deferred leasing costs of $70-$80 million

•
Gain from sale of outparcels of $8-9 million, primarily related to the sale of the first tranche of restaurant outparcels to an affiliate of Four Corners Property Trust (The second tranche is expected to close in the second half of 2018 and any related gain is excluded from guidance for fiscal 2018)

•	Estimated 2018 dividend per common share of $1.00 per annum, which is subject to approval by the Company’s Board of Directors

The following table provides the reconciliation for the expected range of estimated net income attributable to common shareholders per diluted share to estimated FFO per diluted share, as adjusted, for the year ending December 31, 2018:

	Low End	High End
Estimated net income attributable to common shareholders per diluted share	$0.26	$0.36
Depreciation and amortization including share of unconsolidated entities	1.22	1.20
Estimated FFO per diluted share	$1.48	$1.56

The following table provides a reconciliation of the expected range of net income from GAAP financial statements to the Company’s NOI projections for the year:

(Dollars in thousands)
	Low End	High End
Operating income	$198,040	$201,230
Depreciation and amortization	235,000	234,000
General and administrative	35,000	37,000
Management fees and property allocated corporate expense	21,000	23,000
Pro-rata share of unconsolidated joint venture in comp NOI	71,000	73,000
Non-comparable properties and other (1)	(23,300)	(24,700)
Noncore properties	(13,000)	(14,500)
Projected comparable NOI	$523,740	$529,030

Projected comparable NOI year-over-year growth (2)	(1.0)%	0.0%

(1) Includes fee income, termination and outparcel sales projections, straight line rents, fair market adjustments and non-comparable properties.
(2) Reported 2017 comparable NOI adjusted for actual and projected property dispositions was $529.0 million.

For the first quarter of 2018, the Company estimates net income attributable to common shareholders to be in the range of $0.07 to $0.11 per diluted share and FFO to be in the range of $0.37 to $0.41 per diluted share.

A reconciliation of the range of estimated net income per diluted share to estimated FFO per diluted share for the first quarter of 2018 follows:

	Low End	High End
Estimated net income attributable to common shareholders per diluted share	$0.07	$0.11
Depreciation and amortization including share of unconsolidated entities	0.30	0.30
Estimated FFO per diluted share	$0.37	$0.41

Earnings Call and Webcast on February 22
Washington Prime Group will host a conference call at 1:00 p.m. ET on Thursday, February 22, 2018, to discuss the Company’s results and future outlook. Live streaming audio of the conference call will be accessible from the investor relations section of the Company’s website.

The dial-in number for the conference call is 844.646.4463 (or +1.615.247.0256 for international callers), and the participant passcode is 9071348. The live audio webcast of the call will be available on the investor relations section of the Company’s website at www.washingtonprime.com.

A replay of the call will be available on the Company’s website, or by calling 855.859.2056 (or +1.404.537.3406 for international callers), passcode is 9071348, beginning on Thursday, February 22, 2018, at approximately 3:00 p.m. Eastern Time through midnight on Thursday, March 8, 2018.

Supplemental Information
For additional details on the Company’s results and properties, please refer to the Supplemental Information report on the investor relations section of the Company’s website. This release as well as the supplemental information have been furnished to the Securities and Exchange Commission (SEC) in a Form 8-K.

About Washington Prime Group
Washington Prime Group Inc. is a retail REIT and a recognized leader in the ownership, management, acquisition and development of retail properties. The Company combines a national real estate portfolio with an investment grade balance sheet, leveraging its expertise across the entire shopping center sector to increase cash flow through rigorous management of assets and provide new opportunities to retailers looking for growth throughout the U.S. Washington Prime Group® is a registered trademark of the Company. Learn more at www.washingtonprime.com.

Contacts
Lisa A. Indest, CAO & Senior VP, Finance, 614.887.5844 or lisa.indest@washingtonprime.com
Kimberly A. Green, VP, Investor Relations & Corporate Communications, 614.887.5647 or kim.green@washingtonprime.com

Non-GAAP Financial Measures
This press release includes FFO, AFFO and NOI, including same property NOI growth, which are financial performance measures not defined by generally accepted accounting principles in the United States (GAAP). Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures are included in this press release. FFO, AFFO and comparable NOI growth are financial performance measures widely used by securities analysts, investors and other interested parties in the evaluation of REITs. The Company believes that FFO provides investors with additional information regarding operating performance and a basis to compare the Company’s performance with that of other REITs.

The Company uses FFO in addition to net income to report operating results. We determine FFO based on the definition set forth by the National Association of Real Estate Investment Trusts (NAREIT) as net income computed in accordance with GAAP, excluding real estate related depreciation and amortization, excluding gains and losses from extraordinary items and cumulative effects of accounting changes, excluding gains and losses from the sales or disposals of previously depreciated retail operating properties, excluding impairment charges of depreciable real estate, plus the allocable portion of FFO of unconsolidated entities accounted for under the equity method of accounting based upon economic ownership interest. The Company also discusses FFO, as adjusted, or AFFO. Descriptions of items adjusted are provided in the press release. Certain items, such as merger, restructuring and transaction related costs and gain on debt extinguishment, while included in FFO and net income, do not affect the ongoing performance of the properties and have been excluded from AFFO to enhance comparability.

NOI is used by industry analysts, investors and Company management to measure operating performance of the Company’s properties. NOI represents total property revenues less property operating and maintenance expenses. Accordingly, NOI excludes certain expenses included in the determination of net income such as corporate general and administrative expense and other indirect operating expenses, interest expense, impairment charges and depreciation and amortization expense. These items are excluded from NOI in order to provide results that are more closely related to a property’s results of operations. In addition, the Company’s computation of same property NOI excludes termination income and income from outparcel sales. The Company also adjusts for other miscellaneous items in order to enhance the comparability of results from one period to another. Certain items, such as interest expense, while included in FFO and net income, do not affect the operating performance of a real estate asset and are often incurred at the corporate level as opposed to the property level. As a result, management uses only those income and expense items that are incurred at the property level to evaluate a property’s performance. Real estate asset related depreciation and amortization, as well as impairment charges, are excluded from NOI for the same reasons that they are excluded from FFO pursuant to NAREIT’s definition.

Non-GAAP financial measures have limitations as they do not include all items of income and expense that affect operations, and accordingly, should always be considered as supplemental to financial results presented in accordance with GAAP. Investors should understand that the Company’s computation of these non-GAAP measures might not be comparable to similar measures reported by other REITs and that these non-GAAP measures do not represent cash flow from operations as defined by GAAP, should not be considered as alternatives to net income determined in accordance with GAAP as a measure of operating performance and are not alternatives to cash flows as a measure of liquidity. Investors are cautioned that items excluded from these measures are significant components in understanding and addressing financial performance. Reconciliations of these measures are included in the press release.

Regulation Fair Disclosure (FD)
The Company routinely posts important information online on the investor relations section of the corporate website. The Company uses this website, press releases, SEC filings, conference calls, presentations and webcasts to disclose material, non-public information in accordance with Regulation FD. The Company encourages members of the investment community to monitor these distribution channels for material disclosures. Any information accessed through the Company’s website is not incorporated by reference into, and is not a part of, this document.

Forward-Looking Statements
This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 which represent the current expectations and beliefs of management of Washington Prime Group Inc. (“WPG”) concerning the proposed transactions, the anticipated consequences and benefits of the transactions and the targeted close date for the transactions, and other future events and their potential effects on WPG, including, but not limited to, statements relating to anticipated financial and operating results, the Company’s plans, objectives, expectations and intentions, cost savings and other statements, including words such as “anticipate,” “believe,”, “confident”, “plan,” “estimate,” “expect,” “intend,” “will,” “should,” “may,” and other similar expressions. Such statements are based upon the current beliefs and expectations of WPG’s management, and involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance, or achievements of WPG to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, without limitation: changes in asset quality and credit risk; ability to sustain revenue and earnings growth; changes in political, economic or market conditions generally and the real estate and capital markets specifically; the impact of increased competition; the availability of capital and financing; tenant or joint venture partner(s) bankruptcies; the failure to increase store occupancy and same-store operating income; risks associated with the acquisition, disposition, development, expansion, leasing and management of properties; changes in market rental rates; trends in the retail industry; relationships with anchor tenants; risks relating to joint venture properties; costs of common area maintenance; competitive market forces; the level and volatility of interest rates; the rate of revenue increases as compared to expense increases; the financial stability of tenants within the retail industry; the restrictions in current financing arrangements or the failure to comply with such arrangements; the liquidity of real estate investments; the impact of changes to tax legislation and WPG’s tax positions; failure to qualify as a real estate investment trust; the failure to refinance debt at favorable terms and conditions; loss of key personnel; material changes in the dividend rates on securities or the ability to pay dividends on common shares or other securities; possible restrictions on the ability to operate or dispose of any partially-owned properties; the failure to achieve earnings/funds from operations targets or estimates; the failure to achieve projected returns or yields on development and investment properties (including joint ventures); expected gains on debt extinguishment; changes in generally accepted accounting principles or interpretations thereof; terrorist activities and international hostilities; the unfavorable resolution of legal or regulatory proceedings; the impact of future acquisitions and divestitures; assets that may be subject to impairment charges; significant costs related to environmental issues; and other risks and uncertainties, including those detailed from time to time in WPG’s statements and periodic reports filed with the Securities and Exchange Commission, including those described under “Risk Factors”. The forward-looking statements in this communication are qualified by these risk factors. Each statement speaks only as of the date of this press release and WPG undertakes no obligation to update or revise any forward-looking statements to reflect new information, subsequent events or circumstances. Actual results may differ materially from current projections, expectations, and plans, if any. Investors, potential investors and others should give careful consideration to these risks and uncertainties.
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CONSOLIDATED STATEMENTS OF OPERATIONS
Washington Prime Group Inc.
(Unaudited, dollars in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
Revenue:
Minimum rent	$126,895	$145,609	$516,386	$572,781
Overage rent	3,297	5,095	9,115	12,882
Tenant reimbursements	49,140	59,138	208,290	236,510
Other income	7,905	7,943	24,331	21,302
Total revenues	187,237	217,785	758,122	843,475

Expenses:
Property operating	(37,023)	(41,937)	(146,529)	(166,690)
Real estate taxes	(19,956)	(25,454)	(89,617)	(102,638)
Advertising and promotion	(2,568)	(2,908)	(9,107)	(10,375)
Total recoverable expenses	(59,547)	(70,299)	(245,253)	(279,703)
Depreciation and amortization	(59,226)	(69,228)	(258,740)	(281,150)
Provision for credit losses	(788)	(1,707)	(5,068)	(4,508)
General and administrative	(8,865)	(8,942)	(34,892)	(37,317)
Merger, restructuring and transaction costs	—	—	—	(29,607)
Ground rent	(174)	(1,076)	(2,438)	(4,318)
Impairment loss	(37,524)	(1,178)	(66,925)	(21,879)
Total operating expenses	(166,124)	(152,430)	(613,316)	(658,482)

Operating Income	21,113	65,355	144,806	184,993

Interest expense, net	(28,428)	(32,243)	(126,541)	(136,225)
Gain on extinguishment of debt, net	69,358	534	90,579	34,612
Income and other taxes	(421)	(817)	(3,417)	(2,232)
Income (loss) from unconsolidated entities, net	2,176	857	1,395	(1,745)
(Loss) gain on disposition of interests in properties, net	(665)	129	124,771	(1,987)

Net income	63,133	33,815	231,593	77,416

Net income attributable to noncontrolling interests	9,460	4,891	34,530	10,285
Net income attributable to the Company	53,673	28,924	197,063	67,131
Less: Preferred share dividends	(3,508)	(3,508)	(14,032)	(14,032)
Net income attributable to common shareholders	$50,165	$25,416	$183,031	$53,099

Earnings per common share, basic and diluted	$0.27	$0.14	$0.98	$0.29

CONSOLIDATED BALANCE SHEETS
Washington Prime Group Inc.
(Unaudited, dollars in thousands)

	December 31, 2017	December 31, 2016

Assets:
Investment properties at cost	$5,761,714	$6,245,414
Construction in progress	46,046	49,214
	5,807,760	6,294,628
Less: accumulated depreciation	2,139,620	2,122,572
	3,668,140	4,172,056

Cash and cash equivalents	52,019	59,353
Tenant receivables and accrued revenue, net	90,314	99,967
Real estate assets held-for-sale	—	50,642
Investment in and advances to unconsolidated entities, at equity	451,839	458,892
Deferred costs and other assets	189,095	266,556
Total assets	$4,451,407	$5,107,466

Liabilities:
Mortgage notes payable	$1,157,082	$1,618,080
Notes payable	979,372	247,637
Unsecured term loans	606,695	1,334,522
Revolving credit facility	154,460	306,165
Accounts payable, accrued expenses, intangibles, and deferred revenues	264,998	309,178
Distributions payable	2,992	2,992
Cash distributions and losses in unconsolidated entities, at equity	15,421	15,421
Total liabilities	3,181,020	3,833,995

Redeemable noncontrolling interests	3,265	10,660

Equity:
Stockholders' equity
Series H cumulative redeemable preferred stock	104,251	104,251
Series I cumulative redeemable preferred stock	98,325	98,325
Common stock	19	19
Capital in excess of par value	1,240,483	1,232,638
Accumulated deficit	(350,594)	(346,706)
Accumulated other comprehensive income	6,920	4,916
Total stockholders' equity	1,099,404	1,093,443
Noncontrolling interests	167,718	169,368
Total equity	1,267,122	1,262,811
Total liabilities, redeemable noncontrolling interests and equity	$4,451,407	$5,107,466

CALCULATION OF FUNDS FROM OPERATIONS
Washington Prime Group Inc.
(Including Pro-Rata Share of Unconsolidated Properties)
(Unaudited, dollars in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
Funds from Operations ("FFO"):
Net income	$63,133	$33,815	$231,593	$77,416
Less: Preferred dividends and distributions on preferred operating partnership units	(3,568)	(3,567)	(14,272)	(14,272)
Real estate depreciation and amortization, including joint venture impact	68,310	76,192	292,748	311,038
Noncontrolling interest portion of depreciation and amortization	(27)	(31)	(27)	(147)
Loss (gain) on disposition of interests in properties, net, including impairment loss	38,189	1,049	(57,846)	24,066
Net income attributable to noncontrolling interest holders in properties	(68)	(28)	(68)	(10)
FFO	$165,969	$107,430	$452,128	$398,091

Adjusted Funds from Operations:
FFO	$165,969	$107,430	$452,128	$398,091
Merger, restructuring and transaction costs	—	—	—	29,607
Gain on extinguishment of debt, net	(69,358)	(534)	(90,579)	(34,612)
Adjusted FFO	$96,611	$106,896	$361,549	$393,086

Weighted average common shares outstanding - diluted	222,036	221,123	221,976	220,741

FFO per diluted share	$0.75	$0.49	$2.04	$1.80
Total adjustments	$(0.31)	$(0.00)	$(0.41)	$(0.02)
Adjusted FFO per diluted share	$0.44	$0.48	$1.63	$1.78

NET OPERATING INCOME GROWTH FOR COMPARABLE PROPERTIES
Washington Prime Group Inc.
(Including Pro-Rata Share of Unconsolidated Properties)
(Unaudited, dollars in thousands)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2017	2016	Variance $	2017	2016	Variance $

Reconciliation of Comp NOI to Operating Income:
Operating income	$21,113	$65,355	$(44,242)	$144,806	$184,993	$(40,187)

Depreciation and amortization	59,226	69,228	(10,002)	258,740	281,150	(22,410)
General and administrative and merger, restructuring and transaction costs	8,865	8,942	(77)	34,892	66,924	(32,032)
Impairment loss	37,524	1,178	36,346	66,925	21,879	45,046
Fee income	(2,136)	(1,800)	(336)	(7,906)	(6,709)	(1,197)
Management fee allocation	45	(178)	223	612	7,008	(6,396)
Pro-rata share of unconsolidated joint ventures in comp NOI	18,093	8,899	9,194	60,908	36,418	24,490
Property allocated corporate expense	3,484	3,337	147	13,300	13,231	69
Non-comparable properties and other (1)	(1,827)	(2,329)	502	(8,573)	(9,195)	622
NOI from sold properties	(320)	(6,083)	5,763	(2,636)	(27,313)	24,677
Termination income and outparcel sales	(333)	(1,451)	1,118	(3,783)	(2,761)	(1,022)
Straight-line rents	(1,123)	(210)	(913)	(2,122)	(928)	(1,194)
Ground lease adjustments for straight-line and fair market value	15	(2)	17	65	(15)	80
Fair market value and inducement adjustments to base rents	(971)	(1,893)	922	(7,290)	(9,874)	2,584
Comparable NOI	$141,655	$142,993	$(1,338)	$547,938	$554,808	$(6,870)
Comparable NOI percentage change			-0.9%			-1.2%

(1) Represents an adjustment to remove the NOI amounts from properties not owned and operated in all periods presented, certain non-recurring expenses (such as hurricane related expenses), as well as material insurance proceeds received in the periods presented. Furthermore, Southern Hills Mall is removed as the management and leasing of the property was transferred to the receiver during the fourth quarter of 2016. On October 17, 2017, and upon the discounted payoff of the mortgage loan, the Company resumed leasing and management of the property.